October 8, 2009

Snap Telecommunications, Inc.
Aequus Technologies Corp.
1 Blue Hill Plaza, 14th Floor
PO Box 1626
Pearl River, New York 10965
Attention: Thomas Kielty, President and CEO

Dear Mr. Kielty:

The purpose of this letter (the “Letter”) is to set out certain agreements between Snap Telecommunications, Inc., Aequus Technologies Corp. and their respective direct and indirect subsidiaries (collectively, jointly and severally, “Aequus”) and WorldGate Communications, Inc., OJO Service LLC and their respective direct and indirect subsidiaries (collectively, jointly and severally, “WGAT”, and together with Aequus, the “Parties”) to provide for a cooperative business relationship on a going-forward basis.

WGAT and Aequus are interested in settling all obligations under the AEQ-WGAT Agreements, terminating the AEQ-WGAT Agreements following such settlement and entering into a new agreement regarding the resale of certain video phones.  For purposes of this Letter, “AEQ-WGAT Agreements” means all current and prior agreements, contracts, licenses, leases, commitments, arrangements or understandings, written or oral, including, but not limited to, any sales orders or purchase orders, between any of the Parties prior to the date of this Letter, including, but not limited to, the agreements listed on Exhibit A of this Letter.  Initial capitalized terms not defined in this Letter shall have the definition attributed to such term in the AEQ-WGAT Agreements.

For good and valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

1.      Outstanding Amounts.  Each of the Parties acknowledges and agrees that Aequus owes WGAT the following outstanding amounts under the AEQ-WGAT Agreements:

(a)
$742,351.98 for products ordered by Aequus from WGAT pursuant to the Reseller Agreement, dated as of March 22, 2006, as amended by the Revised and Restated Amendment and Master Contract, dated as of March 31, 2008 (collectively, the “Current Reseller Agreement”);

October 8, 2009

(b)
$6,070.00 for Tier 2 Support Services for the period February 1, 2009 through May 30, 2009 pursuant to the License, Maintenance and Update Services Agreement, dated as of March 31, 2008 (the “Current License Agreement”);

(c)	$27,335.49 for the Maintenance and Update Service Fee for the period April 1, 2009 through May 30, 2009 pursuant to the Current License Agreement;

(d)	$9,762.67 for the License Fee for the period April 1, 2009 through August 30, 2009 pursuant to the Current License Agreement; and

(e)	$5,625.00 for Aequus’s share of the fees related to the Arbitration Claim.

2.      Actions on the Signing of this Letter.

(a)	Aequus shall

(i)	on the date of this Letter, execute and deliver to WGAT the reseller agreement attached as Exhibit B of this Letter (the “New Reseller Agreement”);

(ii)
on or before October 26, 2009, pay to WGAT fifty thousand forty dollars ($54,040.00), in cash by wire transfer of immediately available funds to the account or accounts designated by WGAT, in payment for the purchase by Aequus of one hundred sixty seven (167) additional video phones from WGAT pursuant to the terms of the New Reseller Agreement, plus any additional amounts required for such purchase pursuant to the New Reseller Agreement, including, but not limited to, insurance, storage, shipping, taxes, duties and special packaging and/or handling;

(iii)
on or before November 26, 2009, pay to WGAT fifty thousand forty dollars ($54,040.00), in cash by wire transfer of immediately available funds to the account or accounts designated by WGAT, in payment for the purchase by Aequus of one hundred sixty seven (167) additional video phones from WGAT pursuant to the terms of the New Reseller Agreement, plus any additional amounts required for such purchase pursuant to the New Reseller Agreement, including, but not limited to, insurance, storage, shipping, taxes, duties and special packaging and/or handling;

October 8, 2009

(iv)
on or before each of December 31, 2009, January 29, 2010, February 26, 2010, March 31, 2010 and April 30, 2010, to the extent WGAT has available inventory of video phones on any such date, pay to WGAT sixteen thousand two hundred twelve dollars ($16,212.00), in cash by wire transfer of immediately available funds to the account or accounts designated by WGAT, in payment for the purchase by Aequus of fifty (50) additional video phones on each such date from WGAT pursuant to the terms of the New Reseller Agreement, plus any additional amounts required for such purchase pursuant to the New Reseller Agreement, including, but not limited to, insurance, storage, shipping, taxes, duties and special packaging and/or handling;

(v)
on or before each of May 31, 2010, June 30, 2010, July 30, 2010, August 31, 2010, September 30, 2010, October 29, 2010, November 30, 2010, December 31, 2010, January 31, 2011 and February 28, 2011, to the extent WGAT has available inventory of video phones, pay to WGAT fifty five thousand three hundred fifteen dollars and thirty-four cents ($55,315.34), in cash by wire transfer of immediately available funds to the account or accounts designated by WGAT, in payment for the purchase by Aequus of one hundred seventy (170) additional video phones on each such date from WGAT pursuant to the terms of the New Reseller Agreement, plus any additional amounts for such purchase required pursuant to the New Reseller Agreement, including, but not limited to, insurance, storage, shipping, taxes, duties and special packaging and/or handling; and

(vi)
use its best efforts to have all items held by Iron Mountain Intellectual Property Management, Inc. or its assignee or successor, pursuant to the Third-Party Escrow Service Agreement, dated March 31, 2008, immediately returned to WGAT, but in no event more than three business days after the date of this Letter, and to have such agreement terminated in its entirety; and

(b)	WGAT shall

(i)	on the date of this Letter, execute and deliver to Aequus the New Reseller Agreement; and

October 8, 2009

(ii)	within three business days following the date of this Letter, place in the mail to Aequus the original Promissory Note, dated March 31, 2008, in the amount of $1,174,437.50.

3.      Termination of AEQ-WGAT Agreements.  Immediately following completion of the actions contemplated by Section 2 of this Letter required to be performed on the date of this Letter and except as provided in Section 4 of this Letter, (a) each of the AEQ-WGAT Agreements shall be deemed terminated, void and of no further force and effect, and none of the Parties shall have any further liabilities or obligations under the AEQ-WGAT Agreements whatsoever, (b) WGAT shall release Aequus from, and shall credit the account of Aequus with respect to, all amounts provided in Section 1 of this Letter, (c) subject to Section 13 of this Letter, all video phones of WGAT (other than the License IP (defined Section 13(a) of this Letter) located at the facilities or warehouses of Aequus shall be deemed the sole property of Aequus free and clear of all ownership rights or other liens of WGAT and (d) all video phones of WGAT located at the facilities or warehouses of WGAT shall be deemed the sole property of WGAT free and clear of all ownership rights or other liens of Aequus.

4.      Default.  Notwithstanding anything to the contrary in this Letter, upon any default by Aequus under this Letter or the New Reseller Agreement, (a) Sections 6, 10, 13, 14 and 15(a) of this Letter shall be deemed terminated, void and of no further force and effect, and none of the Parties shall have any further liabilities or obligations under such sections whatsoever and (b) Aequus shall immediately pay to WGAT an amount equal to (i)  $791,145.14 less (ii) any amounts paid by Aequus to WGAT under Section 2(a) of this Letter.  Any amounts not paid by Aequus to WGAT as required by this Section 4 of this Letter within two business days of WGAT’s request for such payment shall bear interest from and including the date of such request by WGAT to and including the date of payment in full at a rate per annum equal to the lesser of 1.5% of the unpaid balance (annual rate of 18%) or the maximum late payment penalty charge permitted by law.  Aequus shall reimburse WGAT for all costs and expenses associated with WGAT’s attempts to collect amounts due under this Letter, including, but not limited to, all costs and expenses associated with a collection agency or legal action to collect amounts due.

5.      Representations and Warranties of the Parties.  Each Party hereby makes the following representations and warranties to the other Party, each of which shall survive the closing of the transactions contemplated by this Letter:

(a)	Status. Such Party is an entity validly existing and in good standing under the laws of the jurisdiction in which it was formed.

(b)
Authorization. Such Party has the requisite power and authority to execute and deliver this Letter and the documents contemplated by Section 2 of this Letter and to perform the transactions to be performed by it hereunder.  Such execution, delivery and performance shall have been duly authorized by all necessary action on the part of such Party.  This Letter constitutes the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

October 8, 2009

(c)
Consents and Approvals.  Neither the execution and delivery by such Party of this Letter, nor the performance of the transactions performed hereunder by such Party, will require any filing, consent, renegotiation or approval, or conflict with, result in any breach of or constitute a default under (i) any provision of any law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court order or other governmental authority to which such Party is subject, (ii) the constituent documents of such Party, or (iii) any contract, governmental permit or other document to which such Party is subject.

6.      Non-disparagement.  Subject to Section 4 of this Letter, each Party agrees that it will not say or do anything that portrays the other Party or its parent, subsidiaries or affiliated entities, or its and their officers, directors, members, shareholders, employees or agents in a negative light or portrays such Party’s products or services in a negative light.  Subject to Section 4 of this Letter, without limiting the foregoing, no Party shall make any disparaging or defamatory remark or comment about any other Party or its parent, subsidiaries or affiliated entities, or its and their officers, directors, members, shareholders, employees or agents or its products or services.

7.      [intentionally omitted].

8.      Certification of Review.  Each Party certifies that it has read the terms of this Letter, that it understands the terms of this Letter, and that it is entering into this Letter of its own volition.  Each Party warrants and represents that it has received independent legal advice from its attorney regarding its decision with respect to the advisability of making and entering into this Letter.

9.      Certification of Drafting.  Each Party and its counsel has reviewed this Letter and has participated in its drafting and, accordingly, no Party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting Party in any interpretation of this Letter.

10.   Expenses.  Subject to Section 4 of this Letter, except as otherwise explicitly provided in this Letter, each of the Parties shall bear all of their own expenses in connection with the negotiation and closing of this Letter and the transactions contemplated hereby.

11.   Cooperation.  Each Party agrees to execute any and all documents reasonably requested by any other Party in order to give effect to or acknowledge the agreements concluded or contained in this Letter.

October 8, 2009

12.   Non-Disclosure, Confidentiality and Other Provisions.  The Parties agree that the provisions attached to this Letter as Exhibit C are hereby incorporated by reference and made a part of this Letter.

13.   License to Aequus.  Subject to Section 4 of this Letter, WGAT hereby grants to Aequus a non-exclusive, non-transferable, non-sublicensable perpetual license to use the Licensed IP solely to support and operate Video Relay Services and Video Remote Interpreting services in the Territory (as defined in the New Reseller Agreement) solely with respect to video phones sold by WGAT to Aequus and paid for in full by Aequus to WGAT and solely for Customers (as defined in the New Reseller Agreement) that purchased a video phone sold by WGAT to Aequus and paid for in full by Aequus to WGAT.  The license provided in the previous sentence shall terminate if Aequus (i) does not continually and on-going basis support and operate Video Relay Services and Video Remote Interpreting services in such Territory for such Customers, (ii) makes an assignment for the benefit of creditors, or (iii) files or has filed against it, petition for relief under federal or state bankruptcy laws.  WGAT disclaims all warranties, either express or implied, including, but not limited to, implied warranties of merchantability, fitness for a particular purpose or otherwise with respect to the Licensed IP.  The Licensed IP is provided “as is” subject to the terms of this Section 13 of this Letter.  For purposes of this Letter,

(a)
“Licensed IP” means all intellectual property owned or held under license (to the extent it is able to be sub-licensed) by WGAT as of the date of this Letter which is required for the use and operation of video phones sold by WGAT to Aequus.

(b)
“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, together with all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all computer software (including source code, executable code, data, databases, and related documentation), and (v) all other proprietary rights.

14.    Mandated SOW.  Subject to Section 4 of this Letter, from time to time during the term of the New Reseller Agreement, WGAT will provide to Aequus such services as are set forth in mutually agreed written statements of work as a result of any requirement adopted or published by the United States Federal Communications Commission or the equivalent regulatory authority of any other jurisdiction in the Territory (as defined in the New Reseller Agreement) (“Mandated Changes”), which shall be negotiated and agreed upon by the Parties in accordance with the following:

October 8, 2009

(a)
Aequus shall notify WGAT in writing of any Mandated Change.  Within thirty (30) days after receiving such notice, WGAT shall provide Aequus with a proposed statement of work setting forth in reasonable detail the work required to be done to implement the Mandated Change, a timetable for performing such work, the deliverables to result from such work and the costs related thereto (a “Mandated SOW Proposal”).  Upon delivery to Aequus of a Mandated SOW Proposal, the Parties shall promptly commence diligent and good faith negotiations to agree on the terms and conditions of the Mandated SOW Proposal, including, but not limited to, the costs of engaging a third party subcontractor by WGAT to perform services in connection with such Mandated SOW Proposal (if necessary).  If the Parties cannot agree on the terms and conditions of the Mandated SOW Proposal within seven (7) days following delivery of WGAT’s initial written proposal, then the Parties shall, upon demand by either Party, submit the Mandated SOW Proposal for determination by an arbitrator in accordance with the following:

(i)
Each Party shall submit its most recent proposal (in a form suitable for execution as a statement of work) and any other materials deemed relevant by such Party, to the American Arbitration Association or such other independent expert or organization with expertise in the design and development of systems for delivery of video phone services as the Parties may agree, such agreement not to be unreasonably withheld, conditioned or delayed.  If such expert determines that WGAT’s financial terms are commercially reasonable, then Aequus shall be obligated to accept the financial terms of the last proposal made by WGAT.  If such expert determines that WGAT’s terms are not commercially reasonable, and that Aequus’s terms are commercially reasonable, then WGAT shall be obligated to accept the financial terms of the last proposal made by Aequus.  If such expert determines that WGAT’s and Aequus’s terms are not commercially reasonable, then such expert shall determine commercially reasonable terms that are between the terms proposed by Aequus and the terms proposed by WGAT.  The decision of the expert shall be final and binding on the Parties, and the proposal determined to be commercially reasonable shall be immediately executed and delivered by the Parties and each Party shall become bound thereby.

October 8, 2009

15.    Releases.

(a)
WGAT Release.  Subject to Section 4 of this Letter, the WGAT Parties, hereby forever fully, irrevocably and unconditionally releases and discharges the Aequus Parties from any and all Claims which the WGAT Parties can, shall or may have against the Aequus Parties (collectively, the “WGAT Released Claims”), except that the WGAT Released Claims shall not include the obligations of Aequus under this Letter or the New Reseller Agreement.  The WGAT Parties hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Aequus Party based upon any WGAT Released Claim.  It is understood and agreed by all Parties that the release in this Section 15(a) of this Letter is a general release of the Aequus Parties, and it is to be construed in the broadest possible manner consistent with applicable law.

(b)
Aequus Release.  The Aequus Parties hereby forever fully, irrevocably and unconditionally releases and discharges the WGAT Parties from any and all Claims which the Aequus Parties can, shall or may have against the WGAT Parties (collectively, the “Aequus Released Claims”), except that the Aequus Released Claims shall not include the obligations of WGAT under this Letter or the New Reseller Agreement. The Aequus Parties hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any WGAT Party based upon any Aequus Released Claim.  It is understood and agreed by all Parties that the release in this Section 15(b) of this Letter is a general release of the WGAT Parties, and it is to be construed in the broadest possible manner consistent with applicable law.

(c)	Definitions. For purposes of this Letter,

(i)
“Aequus Parties” means, collectively, jointly and severally, Aequus and/or each of its predecessors, successors, affiliates, successors-in-interest, executors, heirs, administrators, receivers, trustees, assigns, assignees and its and their insurers, officers, directors, members (direct and indirect), partners (direct and indirect), owners, past and present shareholders, past and present stockholders, direct or indirect subsidiaries, employees, agents, attorneys, lenders (and agents related thereto) and/or representatives.

October 8, 2009

(ii)
“Claims” means actions, suits, claims, demands, debts, dues, complaints, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts (whether oral or written, express or implied from any source), agreements, warranties, controversies, promises, judgments, extents, executions, variances, trespasses, liabilities or obligations of any kind whatsoever, in law or equity, and causes of action of every kind and nature, or otherwise (including, but not limited to, claims for damages, costs, expenses, and attorneys’, brokers’, accountants’ and other professionals’ and consultants’ fees and expenses) arising out of or related, directly or indirectly, to events, facts, conditions or circumstances existing or arising from the beginning of the world, through and until the day of date of this Letter, whether arising in law, admiralty, or equity or by statute, by regulation, or otherwise, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated and that now exist or may hereafter accrue based on matters now unknown as well as known, including, but not limited to, any and all claims and demands under, related to, arising from, or in any way connected with the AEQ-WGAT Agreements or the ownership of any video phones or other products located at the facilities or warehouses of the other Party.

(iii)
“WGAT Parties” means, collectively, jointly and severally, WGAT and/or each of its predecessors, successors, affiliates, successors-in-interest, executors, heirs, administrators, receivers, trustees, assigns, assignees and its and their insurers, officers, directors, members (direct and indirect), partners (direct and indirect), owners, past and present shareholders, past and present stockholders, direct or indirect subsidiaries, employees, agents, attorneys, lenders (and agents related thereto) and/or representatives.

(d)
WGAT Warranty to Aequus Regarding the Settlement of All Claims.  WGAT represents and warrants that it is the exclusive owner of the Aequus Released Claims and that, as of the date of their execution of this Letter, they have not assigned, sold, transferred or otherwise conveyed those claims to any other persons or entities.  WGAT represents and warrants that, as of the date of their execution of this Letter, they have not filed with any court, tribunal or alternative dispute resolution organization any claim, demand, action, joinder or cause of action against Aequus.  If this warranty and representation should later be found to be untrue, then, in addition to any other relief or damages to which Aequus may be entitled, WGAT shall, at no cost or expense to Aequus, immediately file all documents and take all action necessary to have the claim, action or cause of action dismissed or discontinued with prejudice.

October 8, 2009

(e)
Aequus Warranty to WGAT Regarding the Settlement of All Claims.  Aequus represents and warrants that it is the exclusive owner of the WGAT Released Claims and that, as of the date of full execution of this Letter, they have not assigned, sold, transferred or otherwise conveyed those claims to any other persons or entities.  Aequus represents and warrants that, as of the date of their execution of this Letter, they have not filed with any court, tribunal or alternative dispute resolution organization any claim, demand, action, joinder or cause of action against WGAT.  If this warranty and representation should later be found to be untrue, then, in addition to any other relief or damages to which WGAT may be entitled, Aequus shall, at no cost or expense to WGAT, immediately file all documents and take all action necessary to have the claim, action or cause of action dismissed or discontinued with prejudice.

[Signature Page Follows]

Please indicate your agreement to the terms of this Letter by executing the enclosed copy of this Letter.  This Letter will be null and void if it has not been executed by Aequus and returned to WGAT before 5:00 p.m., New York time, on October 8, 2009.

WorldGate Communications, Inc.

By:	/s/ George Daddis
Name: George Daddis
Title: CEO and President

OJO Service LLC

By:	WorldGate Communications, Inc., its sole member

	By:	/s/ George Daddis
Name: George Daddis
Title: CEO and President

Acknowledged and agreed to as of
this 8th day of October, 2009:

Snap Telecommunications, Inc.

By:	/s/ Thomas W. Kielty
Name: Thomas W. Kielty
Title: CEO and President

Aequus Technologies Corp.

By:	/s/ Thomas W. Kielty
Name: Thomas W. Kielty
Title: CEO and President

EXHIBIT A OF LETTER

1.	Revised and Restated Amendment and Master Contract, dated as of March 31, 2008

2.	Third-Party Escrow Service Agreement, dated March 31, 2008

3.	Escrow Agreement, dated as of March 31, 2008

4.	License, Maintenance and Update Services Agreement, dated as of March 31, 2008

5.	Master Agreement, dated as of March 31, 2008

6.	Rental Agreement, dated as of March 31, 2008

7.	Promissory Note, dated March 31, 2008, in the amount of $1,174,437.50

8.	Mutual Confidentiality Agreement, dated as of March 31, 2008

9.	Transition Services Agreement, dated as of March 31, 2008

10.	Reseller Agreement, dated as of March 22, 2006

11.	Professional Services Agreement, dated as of August 14, 2006

12.	Video Service Provider Agreement, dated as of May 16, 2006

13.	Agreement, dated April 18, 2008, between Aequus, WGAT and Mototech, Inc.

14.	Settlement Agreement and Mutual Release, dated as of January 27, 2009

15.	Mutual Release, dated as of March 31, 2008

EXHIBIT B OF LETTER

[FORM OF RESELLER AGREEMENT]

EXHIBIT C OF LETTER

1.             Definitions.  The following terms are defined as follows:

(a)           “Confidential Information” means (i) any and all information concerning either Party or its affiliates which has been or is, in the future, furnished by such Party (the “Provider”) or any of its Representatives (as defined below) to the other Party (the “Recipient”) or any of its Representatives, orally or in writing (whatever the form or storage medium), including, but not limited to, information concerning its subsidiaries, affiliates, businesses, operations, markets, products, product specifications, designs, documentation, technical data, trade secrets, processes, computer programs (in object or source code form), know-how, research and development, financial condition, results of operations, projections, strategies, marketing information, contracts, customers, employees and prospects, and (ii) any and all notes, analyses, compilations, studies or other documents prepared by the Recipient or any of its Representatives containing or reflecting any Confidential Information described in clause (i). The term “Confidential Information” does not include information which the Recipient demonstrates: (A) was or becomes generally available to or known by the public (other than as a result of a disclosure directly or indirectly by the Recipient or any of its Representatives who received such information pursuant hereto); or (B) was or becomes available to the Recipient or any of its Representatives on a non-confidential basis, prior to its disclosure to the Recipient by the Provider or its Representatives; provided that, the source of such information is not otherwise known by the Recipient after reasonable investigation to be bound by a confidentiality agreement with the Provider or any of its Representatives, or to be under a contractual, legal, fiduciary or other obligation to the Provider or any of its Representatives not to transmit the information to the Recipient.

 (b)           The term “Representative” means, with respect to either Party, such Party’s affiliates and its and their officers, directors, stockholders, members, partners, employees, financial and other advisors, attorneys, accountants, consultants and agents.

2.             Use of Confidential Information.

(a)           Any Confidential Information provided to the Recipient hereunder will be used by such Party and its Representatives solely for the purpose of performing their responsibilities under this Letter and the New Reseller Agreement and shall not be used by such Party for any other purpose, including, but not limited to, use in any way detrimental to the other Party. The Recipient shall maintain the strict confidentiality of any Confidential Information provided to it or any of its Representatives by the other Party or any of its Representatives and shall not disclose any part of it to any other person; provided that, (i) it may disclose any such Confidential Information or portions thereof to its Representatives subject at all times to Section 3 of this Exhibit C, and (ii) it may disclose any such Confidential Information in accordance with Section 4 of this Exhibit C.  The Recipient shall treat the Confidential Information with the same degree of care as it would its own, but in no event with less than reasonable care.

(b)           The Provider shall retain the entire right, interest and title to its Confidential Information.  No license under any patent, copyright, trademark, other intellectual property right or any application therefor, is hereby granted or implied by the provision of Confidential Information to the Recipient.  The Recipient shall not alter or obliterate any trademark or any other proprietary mark or notice thereof of the Provider on any copy of the Confidential Information, and shall reproduce any such mark or notice on all copies of the Confidential Information.  In the event product samples are furnished hereunder, such samples shall only be use as reasonably required in accordance with this Letter, and the Recipient shall not de-compile, disassemble or otherwise attempt to reverse engineer the samples.

3.             Representatives. Each Party may disclose Confidential Information to those of its Representatives who have a reasonable need to know such information in order to assist the Recipient in performing their responsibilities under this Letter; provided that, prior to any such disclosure, (a) the Recipient informs any such Representative of the terms of this Letter and (b) such Representative agrees to preserve the confidentiality of the Confidential Information.  Each Party shall take all such actions as will ensure that its Representatives comply with the terms of this Letter. Each Party will be responsible for any breach of this Letter by any of its Representatives.

4.             Subpoenas, etc.  If the Recipient or any of its Representatives becomes required by law or applicable legal process to disclose any Confidential Information furnished by the Provider, the Recipient shall provide the Provider with prompt prior written notice of such requirement and the terms of and circumstances surrounding such requirement so that such Provider may seek an appropriate protective order or other remedy, or waive compliance with the terms of this Letter, and the Recipient shall provide such cooperation with respect to obtaining a protective order or other remedy as the Provider shall reasonably request.  If, in the absence of protective order or other remedy or the receipt of a waiver by the Provider, the Recipient or any of its Representatives are nonetheless, in the written opinion of its counsel, reasonably acceptable to the Provider, legally compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Recipient or its Representatives may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information which such counsel advises the Recipient is legally required to be disclosed; provided that, the Recipient exercises its best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information by such tribunal.

5.             Effect of Termination on Confidential Information.  In the event of a termination of this Letter or the Reseller Agreement or at the request of either Party, the Recipient shall immediately (a) cease using the Confidential Information, (b) return to the Provider any Confidential Information furnished by the Provider or any of its Representatives and (c) destroy any and all copies of such Confidential Information and any and all notes, analyses, compilations, studies or other documents prepared by the Recipient or any of its Representatives containing or reflecting any Confidential Information.  Any destruction required pursuant to this Section 5 of this Exhibit C shall, upon request of the Provider, be certified in writing to the Provider by an authorized officer supervising such destruction.  Notwithstanding the return or destruction of the Confidential Information, each Party and its Representatives will continue to be bound by its obligations of confidentiality and other obligations hereunder.

6.             Non-Disclosure.  Without the prior written consent of the other Party, each Party will not, and will cause its Representatives not to, disclose to any person (including, but not limited to, by press release or other public statement) (a) that any Party has requested or received Confidential Information from the other Party or (b) the terms, conditions or other facts concerning this Letter or the rights and obligations of the Parties under this Letter, including, but not limited to, the status or existence thereof; provided that, either Party may make such disclosure if required by law or the rules of any securities exchange or market. The term “person” as used in this Letter shall be broadly interpreted to include, without limitation, the media and any corporation, partnership, group, individual or other entity.  Aequus acknowledges and agrees that WGAT will publicly disclose this Letter in filings with the U.S. Securities and Exchange Commission

7.             Accuracy of Materials. Neither Party makes any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information provided or to be provided by it or any of its Representatives.  No Party nor any of its Representatives will have any liability to the other Party or any other person resulting from any action taken or any inaction occurring in reliance on any Confidential Information provided by the other Party or any of its Representatives or the contents thereof.

8.             Remedies. Each Party agrees to indemnify and hold the other Party and its stockholders harmless from any damages, loss, liabilities, diminution in value of property, costs and expenses (including, but not limited to, attorney fees and expenses) arising out of any breach of this Letter by such Party or its Representatives.   Each Party acknowledges and agrees that money damages are an inadequate remedy for breach of the confidentiality and nonsolicitation provisions of this Letter because of the difficulty of ascertaining the amount of damage that will be suffered in the event that this Letter is breached.  Therefore, each Party shall be entitled to equitable relief, including, but not limited to, an injunction and specific performance, in the event of any breach of the confidentiality and nonsolicitation provisions of this Letter by the other Party or any of its Representatives, in addition to all other remedies available to such Party at law or in equity.

9.             Nonsolicitation. In consideration of Confidential Information being furnished to Aequus by WGAT, Aequus hereby agrees that, from the date of the Letter until two years after the date of termination of the New Reseller Agreement, without obtaining the prior written consent of WGAT, Aequus will not, nor will any of its affiliates or Representatives, employ or solicit for employment any employee of WGAT, or induce any employee of WGAT to terminate such employee’s employment with WGAT; provided that, advertisements by way of newspapers, magazines, trade publications, internet or general media or non-directed executive search shall not constitute a violation of this provision.

11.           Compliance with Law.  Recipient agrees that it will not indirectly (a) export any technical Confidential Information acquired under this Letter or any commodities using such Confidential Information to any country to which the United States government forbids export or, at the time of export, requires an export license or approval, without first obtaining such license or approval, or (b) use any such Confidential Information to engage in or facilitate the trading of any securities, in either case, in violation of any prevailing laws and regulations in any applicable jurisdiction.  Each Party acknowledges and agrees that it is aware that applicable securities laws prohibit any person who has material, non-public information concerning Aequus, WGAT or their affiliates from purchasing or selling any securities of Aequus, WGAT or their affiliates, or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

12.           Notices.  Notices given hereunder shall be in writing and shall be deemed to have been duly given on the date established by the sender as having been delivered personally, upon confirmation of receipt if sent by facsimile, on the date delivered by a private courier as established by the sender by evidence obtained from the courier, on the third day after the date mailed, if mailed by certified or registered mail, return receipt requested, postage prepaid, to the Party being notified at its address or facsimile number set forth below or such other address as the addressee may subsequently notify the other Party of in writing:

If to Aequus:

1 Blue Hill Plaza, 14th Floor
PO Box 1626
Pearl River, New York 10965
Attention:  Chief Executive Officer
Facsimile: 845-652-7109

If to WGAT:

3190 Tremont Avenue
Trevose, Pennsylvania 19053
Attn: General Counsel
Facsimile: 215-354-1049

13.           Miscellaneous.

(a)           No failure or delay by any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(b)           This Letter, including the Exhibits to the Letter, embodies the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations, agreements and understandings among the Parties with respect to the subject matter hereof.

(c)           This Letter shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflicts of laws provisions or rule of any jurisdiction that would cause the substantive laws of any other jurisdiction to apply. Aequus hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of either the Court of Common Pleas of Bucks County, Pennsylvania and of the United States of America located in the Eastern District of Pennsylvania for any actions, suits or proceedings arising out of or relating to this Letter. Aequus hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Letter, in the courts of either the Court of Common Pleas of Bucks County, Pennsylvania and of the United States of America located in the Eastern District of Pennsylvania and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(d)           This Letter may be amended, and any provisions hereof may be waived, only by a writing signed by all Parties.  The Parties have negotiated this Letter and the language of this Letter shall not be construed for or against either Party.

(e)           Neither Party may assign this Letter or any of its rights hereunder without the written consent of the other Party, except that WGAT may assign this Letter to an affiliate of WGAT without Aequus’s consent.  This Letter shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

(f)           If any portion or provision of this Letter shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Letter, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Letter shall be valid and enforceable to the fullest extent permitted by applicable law.

(g)           This Letter may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Letter, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of E-mail, a facsimile machine or other means of electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[End of Exhibit C]